EXHIBIT 10.11

The Directors

Tritium Holdings Pty Ltd

Unit 1, Archimedes Place

Murrarie QLD 4172

15 July 2021

Dear Directors

Confirmation of Financial Support

In order for the directors of Tritium Holdings Pty Ltd, the Company, to be in a position to support the use of the going concern basis in preparing the financial report of the Company under IFRS and USGAAP, which means that the Company is expected to be able to pay its debts as and when they fall due, and continue in operation without any intention or necessity to liquidate or otherwise wind up its operations, we give assurance to the directors and officers of the Company of the firm intention that the following shareholders of the Company will financially support the Company in the future.

The shareholders detailed below jointly accept the responsibility of providing, and undertake to provide, sufficient financial assistance to Company as and when it is needed to enable the Company to continue its operations and fulfill all of its financial obligations now and in the future.

This undertaking is provided for a minimum period of twelve months from 31 July 2021.

Yours faithfully,

St Baker Energy Holdings Pty Ltd

/s/ Trevor St Baker
[Name / Signature of Shareholder Director]
Varley Holdings Pty Ltd

/s/ Jeff Phillips
[Name / Signature of Shareholder Director]
GGC International Holdings LLC

[Name / Signature of Shareholder Director]
Ilwella Pty Ltd

/s/ Brian Flannery
[Name / Signature of Shareholder Director]